Exhibit 4.7

MARTEN TRANSPORT, LTD.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Marten Transport, Ltd., a Delaware corporation (“Marten,” “we,” “us” and “our”), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“common stock”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), and our Bylaws, as amended (our “Bylaws”), which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares

Our Charter authorizes the issuance of up to 194,000,000 shares of capital stock, consisting of:

●	192,000,000 shares of common stock; and

●	2,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).

As of December 31, 2024, we had 81,463,938 shares of common stock outstanding and no shares of preferred stock outstanding.

The Board of Directors of Marten (the “Board”) is authorized to establish out of the authorized but unissued shares of preferred stock, one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the rights, powers and preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of each such series. Each such class or series of preferred stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof.

We may amend from time to time our Charter to increase the number of authorized shares of common stock or preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights

Each holder of our common stock is entitled to one vote per each share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to vote on all matters on which stockholders generally are entitled to vote.

Our Bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect directors. Our Bylaws further provide that unless otherwise provided by our Charter, Bylaws, the rules or regulations of any stock exchange applicable to Marten or applicable law or pursuant to any regulation applicable to Marten or its securities, all other matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of Marten that are present in person or by proxy and entitled to vote thereon.

Dividend Rights

Subject to the provisions of the applicable statutes and our Charter, dividends upon the capital stock of Marten may be declared by the Board at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of Marten available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Marten, or for such other purposes as the directors shall deem conducive to the interests of Marten, and the directors may modify or abolish any such reserve in the manner in which it was created.

Liquidation Rights

If there is a liquidation, dissolution or winding up of Marten, subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to share pro rata in the distribution of our assets remaining after the payment in full of our liabilities.

Other Rights and Preferences

Under the terms of our Charter, the holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Board may designate and issue in the future. Our Charter and Bylaws do not restrict the ability of a holder of our common stock to transfer such holder’s shares of common stock. All currently outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

Exchange Listing

Our common stock is listed on The NASDAQ Stock Market LLC (NASDAQ Global Select Market) under the symbol “MRTN.”

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Our Charter and Bylaws and the DGCL contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Marten. Our Charter and Bylaws and the DGCL contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Marten:

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We have shares of common stock and preferred stock available for future issuance without stockholder approval. The existence of unissued and unreserved common stock and preferred stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

●	The Board may make, alter, amend and repeal our Bylaws without stockholder approval, subject to the power of our stockholders to alter, amend or repeal any Bylaw, whether adopted by them or otherwise.

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Subject to the rights, if any, of the holders of any outstanding series of preferred stock as provided for or fixed pursuant to the provisions of our Charter and the right of stockholders to elect directors to fill vacancies on the Board in connection with a special election meeting, if the office of any director becomes vacant by reason of death, resignation, removal, disqualification or otherwise, the directors then in office, although less than a quorum, by a majority vote may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.  With respect to the initial election of a director to fill a newly created directorship resulting from an increase in the number of directors by action of the Board in the manner permitted by statute, such vacancy shall be filled by the affirmative vote of a majority of the directors serving at the time of the increase.

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Stockholders must follow advance notice procedures to submit nominations of candidates for election to the Board at an annual or special meeting of our stockholders and must follow advance notice procedures to submit other proposals for business to be brought before an annual meeting of our stockholders.

Delaware Business Combination Statute

We are a Delaware corporation, and, in our Charter, we have elected to be subject to Section 203 of the DGCL, known as the Delaware Business Combination Statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

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Prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

●

At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is the corporation’s affiliate or associate and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately before the date of determination.